Exhibit 10.1

STRICTLY CONFIDENTIAL

April 26, 2013

Mr. Jeffrey H. Fox

Suite 105

Little Rock, AR 72202

Dear Jeff:

This letter sets out our understanding regarding the termination of your employment with Convergys Corporation (the “Company”) and your continued service as non-executive Chairman of the Board of Directors of the Company.

Termination of Employment. Effective as of 11:59 P.M. on April 30, 2013 (the “Transition Date”), your employment and status as an officer with the Company and its affiliates will end (including, without limitation, as Executive Chairman of the Board). You agree to execute any and all documentation to effectuate such terminations and resignations upon request by the Company, but you will be treated for all purposes as having so terminated and resigned as of the time set forth herein, regardless of when or whether you execute any such documentation. Your employment letter agreement with the Company dated October 30, 2012 (the “Employment Agreement”) will terminate as of the Transition Date; provided, however, that the termination of the Employment Agreement will not affect your rights or obligations in accordance with the terms of the Employment Agreement that survive the termination of your employment. As used in this letter, the term “affiliate” means any entity controlled by, controlling, or under common control with, the Company.

Continued Service as Director and Chairman of the Board. The termination of your employment in accordance with this letter will not affect your term of service as a Director and your service, at the pleasure of the Board of Directors, as non-executive Chairman of the Board.

Compensation Payable Following Termination of Employment. The following summarizes your compensation payable following your termination of employment in accordance with this letter. Except as otherwise set forth below, you will cease to participate in all Company compensation and benefit plans, programs and arrangements provided by the Company to employees, effective as of the Transition Date. You acknowledge that the payments and arrangements contained in this letter will constitute full and complete satisfaction of any and all amounts properly due and owing to you as a result of your employment with the Company and the termination thereof.

1. Accrued and Unpaid Base Salary. The Company will pay to you your accrued and unpaid base salary (in cash and stock, as applicable) through the Transition Date in accordance with the Company’s usual payroll practices.

STRICTLY CONFIDENTIAL

2. Accrued Business Expense Reimbursements. Within 60 days following the Transition Date and in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for all reasonable substantiated business expenses incurred by you during your employment with the Company.

3. 2013 Annual Incentive. Notwithstanding anything in the Company’s annual incentive plan (“AIP”) to the contrary, you shall be entitled to receive a portion of any annual bonus earned pursuant to the AIP for 2013, based on actual performance results for the entire year, and pro-rated for the portion of the year ending on the Transition Date. Any such pro rata annual bonus will be paid to you in common shares of the Company at the same time as 2013 annual bonuses are paid to senior executives of the Company generally, but in no event later than March 15, 2014.

4. Outstanding Long-Term Incentive Awards. Notwithstanding anything to the contrary in the Convergys Corporation Long-Term Incentive Plan (the “LTIP”) or the applicable Evidence of Award: (i) none of your outstanding long-term incentive compensation granted prior to the Transition Date under LTIP (the “Outstanding LTIP Awards”) shall be forfeited, or, in the case of an Outstanding LTIP Award of stock options, cease to be exercisable, solely as a result of the termination of your employment in accordance with this letter; (ii) each of your Outstanding LTIP Awards shall continue to vest in accordance with the vesting schedule and conditions set forth in the applicable Evidence of Award, based upon your continued service as a member of the Board of Directors of the Company; (iii) each of your Outstanding LTIP Awards that are stock options shall continue to be exercisable following the termination of your service as a member of the Board of Directors in the same manner as such Outstanding LTIP Awards would be exercisable under the provisions of the applicable Evidence of Award and the LTIP following your termination of employment with the Company; and (iv) in the event of a termination of your service as a member of the Board of Directors by the Company without Cause (as defined in your Employment Agreement), you will receive pro-rata vesting of your Outstanding LTIP Awards. A schedule showing the vesting dates and expiration dates (as applicable) of your Outstanding LTIP awards is enclosed herewith

Participation in Non-Employee Director Compensation Program. During your service as a non-employee member of the Board of Directors (and as non-executive Chairman of the Board) you shall be entitled to participate in the Company’s cash and equity compensation program for non-employee directors as in effect from time to time. In particular, with respect to the period of such service commencing immediately after the Transition Date, you shall be entitled to the following:

1. Pro-Rated Retainer. For the period of your service as a non-employee director commencing immediately after the Transition Date, you shall receive an annual cash retainer of $90,000, pro-rated for the period of your 2013 service after the Transition Date. Additionally, for the period of your service as non-executive Chairman of the Board commencing immediately after the Transition Date, you shall receive an annual cash retainer of $100,000, pro-rated for the period of your 2013 service after the Transition Date. The amount of your annual cash retainer shall be subject to change by

STRICTLY CONFIDENTIAL

Board of Directors from time to time in accordance with its compensation program for non-employee directors, and your annual cash retainer shall be paid in accordance with the Company’s standard procedures for payment of cash retainers to non-employee directors generally.

2. 2013 Equity Award. Within 30 days after the Transition Date, the Board of Directors of the Company will grant to you a time-based restricted stock unit (“TRSU”) award for 2013 covering a number of shares of the Company’s common stock equal to $100,000 divided by the closing price per share on the date of grant. Your 2013 TRSU award will be subject to the same terms and conditions as 2013 TRSU awards to non-employee directors generally.

Personal Aircraft Use. During your service as non-executive Chairman of the Board of Directors, the Company shall reimburse you, at a rate of $2500.00 per hour, for travel to Board meetings and such other reasonable business use of your personal aircraft as is approved in advance by the Company, in its discretion. Any reimbursements of such approved usage of your personal aircraft shall be made by the Company on a regular basis, and subject to your provision of such documentation as may be requested by the Company and its Compensation Committee to substantiate the reimbursement of such expenses.

Tax Withholding. The Company may withhold from any amounts payable to you under this letter and your Employment Agreement such federal, state or local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Indemnification/D&O. You, your heirs and representatives will be provided with indemnification (and advancement of fees and expenses), and will be held harmless by the Company, for your service as a director (and your prior service as an officer and employee) of the Company and its affiliates to the maximum extent permitted by law and will be provided with directors and officers insurance on the same basis as other directors and officers of the Company.

Resolution of Disputes. The provisions of the Employment Agreement regarding resolution of disputes shall survive the termination of your employment in accordance with this letter.

Section 409A. This letter and the Employment Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended or an exception or exclusion therefrom and shall in all respects be interpreted and administered in accordance such intent.

Entire Agreement. This letter constitutes the entire agreement of the parties and supersedes all prior agreements, except as otherwise provided herein. In the event of any inconsistency between any provision of this letter and any provision of any other plan, program, agreement or other arrangement of the Company (including, without limitation, any terms in the Employment Agreement, the Outstanding LTIP Awards or the LTIP), the provisions of this letter will control. Without limiting the generality of the foregoing, you expressly acknowledge and agree that except as specifically set forth in this letter, you are not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Company and its affiliates.

STRICTLY CONFIDENTIAL

Please indicate your acceptance the foregoing by signing below and returning a copy to me.

Both you and the Company have had sufficient time to review and consider this letter before signing below.

Very truly yours,

/s/ Claudia L. Cline
Name: Claudia L. Cline Title: Senior Vice President and General Counsel

Accepted and agreed:

/s/ Jeffrey H. Fox
Jeffrey H. Fox

Date:	April 26, 2013

4